SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): October 8, 1997
                        Commission File Number:  0-10104


                            LA TEKO RESOURCES LTD.
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             (Exact Name of Registrant as Specified in its Charter)


             BRITISH COLUMBIA                       87-0483319
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     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)



     625 HOWE STREET, SUITE 500
             VANCOUVER, B.C.                         V6C 2T6
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     (Address of Principal Executive                (Zip Code)
                 Offices)



              Registrant's Telephone Number, including Area Code:
                               (604) 688-0833




                               NOT APPLICABLE
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     (Former name, former address, and formal fiscal year, if changed since last report)



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                             ITEM 5:  OTHER EVENTS
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On October 8, 1997, La Teko Resources Ltd. (the "Company"), reported encouraging exploration results from its portfolio of early stage properties in the Fairbanks, Alaska, area. On the 30,000 acre Twin Buttes and Juniper projects,
30 miles northeast of Fairbanks, 15 miles northeast of the Fort Knox gold mine, and 20 miles along a trend from the Company's True North property, preliminary results of 480 line mile airborne magnetic and EM survey have been received.
The airborne survey covered 42 square miles and detected a number of anomalies. The most significant of these is a linear EM conductor, approximately two miles long with a coincident magnetic low. Preliminary interpretation of this feature indicates the anomaly is similar in character to features related to gold mineralization on La Teko's True North joint venture with Newmont Exploration Limited (current resource 18.2 million tons of 0.072 oz gold/ton) and the Fort Knox gold mine. It is associated with a circular, topographic high which may reflect a buried intrusion. Final maps and a report from the survey contractor are anticipated in November. La Teko has staked an additional 22 prospecting sites totaling 3,360 acres to cover extensions of the identified anomalies.
The anomaly is in an area of overburden cover. Exploration in 1998 will focus on this zone and will include power auger sampling to bedrock, followed by drilling, if warranted.

The Company also announced that it has, subject to regulatory approval, granted incentive stock options to two recently hired employees to purchase up to a total of 150,000 common shares of the Company at a price of $1.05 per share for a period of five years. The stock options will vest as to 25% immediately and the remainder will vest annually in 25% increments over a three year period.

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                                   SIGNATURES
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      Pursuant to the requirements of section 13 or 15(d) of the Securities
Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          LA TEKO RESOURCES LTD.


Dated:  October 8, 1997                   By /s/ Gerald G. Carlson, President










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